Exhibit 99.5

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL CLOSES ON NEW SENIOR SECURED CREDIT FACILITY

STAMFORD, CT. — June 27, 2013 — Hexcel Corporation (NYSE: HXL) today announced the successful consummation of a new $600 million senior secured revolving credit facility that will mature in five years. The new facility replaces the Company’s previous senior secured credit facility ($82.5 million term loan and a $360 million revolving loan) that would have expired in July 2015.

The initial interest rate for the revolver is LIBOR + 1.50% through September 30, 2013, and then can range up or down depending upon the leverage ratio. The new initial interest rate is 50 basis points lower than the prior facility, and at the current leverage ratio the new rate would be LIBOR + 1.25% after September 30, 2013. Interest costs are expected to decrease in the first year by nearly $2.5 million, with the payback from the refinancing estimated to be under a year. In addition to the lower interest rates and fees on undrawn balances, the new facility provides greater flexibility. As a result of the refinancing, Hexcel will accelerate certain unamortized financing costs of the credit facility being replaced and the deferred expense on related interest rate swaps incurring a pretax charge of $1.0 million (estimated after tax of $0.01 per diluted share) in the second quarter of 2013.

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Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

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Contact Information
Michael Bacal
(203) 352-6826 michael.bacal@hexcel.com

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